CONSENT OF INDEPENDENT AUDITORS

Board of Trustees and Shareholders
Evergreen Select Money Market Trust

We consent to the use of our report dated April 6, 2001 for Evergreen Institutional Money Market Fund, Evergreen Institutional Municipal Money Market Fund, Evergreen Institutional Treasury Money Market Fund, Evergreen Institutional U.S. Government Money Market Fund and Evergreen Institutional 100% Treasury Money Market Fund, each a portfolio of Evergreen Select Money Market Trust, incorporated herein by reference and to the references to our firm under the captions "FINANCIAL HIGHLIGHTS" in the prospectuses and "Independent Auditors" in the Statement of Additional Information.

                                             /s/ KPMG LLP



Boston, Massachusetts
June 28, 2001